SCHEDULE 14A INFORMATION
            REQUIRED IN PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant {   }

Filed by a Party other than the Registrant { x }

Check the appropriate box:

{   }   Preliminary Consent Statement

{   }   Confidential, for Use of the Commission Only (as Permitted by  Rule 14a-
        6(e)(2))

{   }   Definitive Consent Statement

{ x }   Definitive Additional Materials

{   }   Soliciting Material Pursuant to  Section  240.14a-11(c) or Section  240.
        14a-12


                                  DESIGNS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            JEWELCOR MANAGEMENT, INC.
     (NAME OF PERSON(S) FILING DEFINITVE ADDITIONAL MATERIAL, IF OTHER THAN
                                   REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

{ x } No Fee required.

{   } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11:

                  AN IMPORTANT MESSAGE REGARDING DESIGNS, Inc.
        Jewelcor Management, Inc. is Firmly Committed to Sell the Company


Dear Fellow Stockholders:

We need your support now because we believe that Designs, Inc. should be sold to the highest bidder without any qualifications. Why doesn't the company take the same position if they really intend to sell?

                     JMI IS COMMITTED TO GET THE BEST PRICE
                          FROM THE SALE OF THE COMPANY

You should be aware that the Board of Directors is not obligated to sell the company or to disclose the terms of any transaction that it does not accept. If we do not succeed in this consent solicitation, management could then implement additional anti-takeover devices which could seriously and adversely affect stockholders.

TIME IS OF THE ESSENCE! The JMI consent solicitation - which seeks to replace all of the existing directors of Designs, Inc. except the founder and Chairman of the Board, Stanley I. Berger - expires on February 5, 1999. If we have not received consents representing a majority of the shares by then, the consent solicitation will terminate and the stockholders will be left with the same Board that has lost so much money for the stockholders over the last several years.

REMEMBER - It was the JMI consent solicitation that resulted in the Designs Board stating it would consider transactions to maximize stockholder value - after 4 years of a management which cost so much money for the stockholders.

ASK YOURSELF - If our consent solicitation is not successful, will this management really complete the sale of the company? Or will it be back to "business as usual?"

We urge you not to trust this Board of Directors to conduct the sale of the Company.

                       CONSIDER THE CURRENT BOARD'S RECORD

Under the leadership of the current Board of Directors your investment decreased from $7.00 per share on December 31, 1994 to $.69 on November 25, 1998, a decline of $6.31 or approximately 90%. They also reported an operating loss of $71.4 million for the 21 months ended October 31, 1998. After this performance should you trust this Board of Directors to sell our company?

                         WHO HAS THE BEST INCENTIVE FOR
                           MAXIMIZING VALUE IN A SALE?

Mr. Stanley Berger, Founder and Chairman of the Board of Directors, who has had a longstanding 22 year relationship with Levi Strauss, has provided his consent to the JMI proposals. In contrast to the entire Board of Directors and officers of the company who actually own 151,692 shares of the outstanding stock of the company collectively, Mr. Berger personally owns 958,606 shares. It is obvious to us that Mr. Berger is substantially more comfortable with the company being sold at the best price with our suggested slate of directors.

We do not believe that current management is the best choice to direct the sale of the Company. Ask yourself: Why would they want to work themselves out of a job since they have little to gain financially because of their insignificant shareholdings?

Furthermore, we are concerned that Shields & Company's priority seems to be to win the proxy contest, and not to sell the company.

                    PLEASE SIGN, DATE AND RETURN YOUR CONSENT
                          IN FAVOR OF THE JMI PROPOSALS

This is a very time consuming process and an expensive personal effort for JMI. We have worked very hard to try to benefit all stockholders. Please give us your support. If we prevail, we will continue our efforts to get the very best price for the sale of our company for the benefit of all stockholders.

We need your immediate support. Every share counts, and your vote can be the deciding factor in this very important issue. Please sign, date and mail your consent to support our efforts today.

         If you have any questions Please call me.
         1-800-880-6972
         Thanks.

                                             Sincerely,

                                             Jewelcor Management, Inc.



                                             /S/ SEYMOUR HOLTZMAN

                                             Seymour Holtzman